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Investor Relations
(972) 699-4055
Email: investor@furmanite.com

FURMANITE ANNOUNCES EXECUTIVE APPOINTMENT

DALLAS, TEXAS (April 6, 2009) – Furmanite Corporation (NYSE: FRM) has announced the appointment of Miguel A. Desdin as senior vice president of finance. Mr. Desdin has more than 20 years of senior financial management, planning and analysis experience in multi-national corporations. Mr. Desdin has served most recently as vice president and controller of an industrial chemicals processing company with worldwide facilities.

“Miguel Desdin has the proven expertise and demonstrated ability to manage complex international finance functions in a global enterprise like ours. We are very pleased to have him join our team,” said Michael L. Rose, chairman and chief executive officer of Furmanite Corporation.

ABOUT FURMANITE CORPORATION
Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, pipelines, refineries and power generation facilities, chemical and petrochemical plants, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 80 offices on six continents. For more information, visit www.furmanite.com.